CONFIDENTIAL & PROPRIETARY

[FORM OF AWARD LETTER]
APOLLO CREDIT OPPORTUNITY ADVISORS III (APO FC) LP

[Name]

[Address]
Dear [Name]:
Reference is made to the Second Amended and Restated Agreement of Limited Partnership of Apollo Credit Opportunity Advisors III (APO FC) LP (the “Partnership”), as in effect from time to time (the “Partnership Agreement”). This Award Letter confirms the number of Points you are being awarded in the Partnership and certain terms in relation to the Partnership Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Partnership Agreement.
I.Your Initial Point Award
You are being granted [˜] Points on the terms set forth in this Award Letter and the Partnership Agreement.
II.    Vesting Percentage and Vesting Commencement Date
The term “Vesting Percentage” as applied to you shall have the meaning set forth below:
“Vesting Percentage” means, with respect to you upon your becoming a Retired Partner: [˜]
Your “Vesting Commencement Date” is [˜] for the initial Points awarded to you by the Partnership.
If additional Points are awarded to you by the Partnership after the date hereof, the Vesting Commencement Date for such additional Points will commence on dates to be agreed by AGM Credit Senior Management and the Executive Committee of AGM.
As long as you remain an employee of or active partner of AGM, you will share in distributions made by the Partnership to its Partners with respect to all your Points granted by the Partnership (vested and unvested).
III.    Dilution
1.    The General Partner may increase or reduce your Points at any time; provided that, except as expressly set forth below in paragraphs 2, 3 and 4, (i) the General Partner may reduce your Points in the Partnership only in December 2016, and thereafter in December of each subsequent even-numbered year, and (ii) the General Partner may not reduce your Vested Points when you become a Retired Partner.
2.    The General Partner may reduce or eliminate your Points (including your Vested Points when you become a Retired Partner), upon the occurrence of your default, after the expiration of the applicable cure period set forth in the Co-Investors (A) Partnership Agreement, in your obligation to contribute capital to Co-Investors (A) in accordance with the Co‑Investors (A) Partnership Agreement.
3.    1.%2.%3.%4.    Your Points may be reduced as a consequence of an allocation of Points to another Team Member (as defined below) if all of the following conditions are satisfied: [˜]
(a)    For new issuance of Points agreed to between AGM Credit Senior Management and the Executive Committee of AGM, it is intended that the dilution in the sharing of the Carried Interest Revenues will be borne by all then existing Limited Partners on a pro rata basis (determined as of the effective date of the dilution). Accordingly, the Points of the then existing Limited Partners will be appropriately reduced on a pro rata basis based on the Points then held by them; provided, however, that if your Points would be reduced to below 40, your Points shall be reduced to 40 and the balance of the Points that would otherwise have reduced your Points shall instead reduce the Points of the other Limited Partners whose Points are to be reduced in accordance with this paragraph 3(b). In all cases, the determinations of the General Partner to implement the foregoing shall be final and binding on the Partnership and the Limited Partners.
(b)    The Executive Committee of AGM shall apply the reduction of your Points against the Points held by you in the Partnership or indirectly in Partner Pool LP as determined by the Executive Committee of AGM in its sole discretion.
(c)    For purposes of this Award Letter:
“Credit Business” means all segments of the credit business of AGM, which, for the avoidance of doubt, includes, without limitation, Opportunistic Credit, European Credit, U.S. Performing Credit, Structured Credit, Non-Performing Loans, Strategic Accounts, CMBS/CRE, CPI Europe, Principal Structured Finance and RMBS, as well as credit businesses under development, including, but not limited to, Energy Credit and Finco, but excluding assets of Athene Holding Ltd. (and related revenues) that the credit business of AGM does not manage; it being understood that the General Partner, in consultation with AGM Credit Senior Management, shall determine whether business segments acquired or created after the date of this Agreement shall be included in the Credit Business.
“Team Member” means (i) a natural person whose services to AGM or its Affiliates are substantially dedicated to AGM’s or its Affiliates’ Credit Business, (ii) a natural person who, following the date hereof, becomes a Retired Partner and who, on or following the date hereof, held Points in his capacity as a Team Member, or (iii) a Related Party of any of the foregoing.
4.    If you become a Retired Partner, your Points shall be reduced automatically to (i) zero if your retirement is the consequence of a Bad Act and (ii) otherwise, an amount equal to your Vested Points calculated as of your Retirement Date. Any such reduction shall be effective as of your Retirement Date or such subsequent date as may be determined by the General Partner; provided that the General Partner may agree to a lesser reduction (or to no reduction) of your Points when you become a Retired Partner.
5.    2.%2.%3.%4.    If any Points become available for reallocation as a result of a reduction pursuant to paragraph 4 or any similar provision in the Award Letter of any other Limited Partner (i) the Points of the Limited Partners shall be adjusted so as to restore them to the number thereof prior to any adjustment described in paragraph 3(b) and (ii) only after such restoration is complete, shall the Partnership have the right to reallocate such remaining forfeited Points. In each case, the determinations of the General Partner to implement the foregoing shall be final and binding on the Partnership and the Limited Partners.
(a)    If a reduction occurred prior to your Retirement and was applied against your Points and you, as a Retired Partner, have unrestored Points at the time of your Retirement, the quantity of such unrestored Points shall be adjusted at that time by multiplying such amount by the Vesting Percentage applicable to you, as a Retired Partner.
(b)    After restoration of all previously reduced Points, the General Partner shall determine the manner of reallocating any Points that become available as a result of a reduction pursuant to paragraph 4(a) or any similar provision in the Award Letter or Other Agreement of any other Limited Partner.
(c)    Unless otherwise determined by the General Partner in its good faith discretion, the aggregate amount of forfeited Points reallocated to non-Retired Team Members who hold Points shall be apportioned among them in accordance with the Points held by such Team Members at the time the relevant Points were forfeited.
IV.    Mandatory Purchases and Repurchases of AGM Shares
1.    A portion of all distributions to be made to you (whether directly from the Partnership or any other Fund General Partner (as defined in the limited partnership agreement of Partner Pool LP) or indirectly through Partner Pool LP (the “Holdback Amount”) in a given fiscal quarter will be required to be used by you to purchase Class A shares of AGM (“AGM Shares”) in accordance with the terms and conditions set forth in the Restricted Share Award Agreement under the AGM 2007 Equity Incentive Plan (as defined below) and related grant notice attached hereto as Annex A-1 (the “Restricted Share Award Agreement”) or, to the extent you become a Retired Partner, in accordance with the terms and conditions set forth in the Share Award Agreement under the AGM 2007 Equity Incentive Plan and related grant notice attached hereto as Annex A-2 (the “Retired Partner Share Award Agreement”). You will be required to make an election under Section 83(b) of the Code with respect to each such purchase of AGM Shares with the Holdback Amount. The Holdback Amount will be in an amount not exceeding the applicable amounts determined under the following formula, except to the extent reduced by the Executive Committee of AGM: [˜]
2.    The Holdback Amount for a particular quarter, if any, will be distributed to you on the first business day on which a “trading window” for AGM Shares occurs during the calendar quarter following the quarter end to which the distribution relates, or, if earlier, 10 days before the end of such succeeding quarter or, if such date falls on a weekend or holiday, the next preceding business day (the “Grant Date”).
3.    An Affiliate of AGM shall serve as agent in effecting the acquisition by you of the AGM Shares on the date such amounts are distributed, and no cash distribution will actually be made to you, but rather, the Holdback Amount will be paid directly to AGM on your behalf to acquire AGM Shares. In the case of AGM Shares that are subject to vesting pursuant to the terms of the Restricted Share Award Agreement, the vesting commencement date shall be the midpoint of the calendar quarter in which the Holdback Amount was reserved, without regard to the actual date in a subsequent calendar quarter on which such AGM Shares are purchased with such Holdback Amount, except that the vesting commencement date for the initial AGM Shares to be acquired by you with a Holdback Amount shall be [˜] (the “Applicable Date”).
4.    The amount of AGM Shares to be acquired on any such distribution date shall be equal to the fair market value of the AGM Shares (calculated based on the volume weighted average price of the AGM Shares on the date such AGM Shares are scheduled to be purchased), rounded down to the nearest whole AGM Share and reduced to reflect any sales commissions or associated costs. Only whole AGM Shares will be acquired, and cash shall be distributed to you in lieu of fractional AGM Shares.
5.    Delivery of AGM Shares to you shall be subject to your execution of the applicable grant notice (substantially in the form attached as Annex A-1 or Annex A-2, as applicable).
6.    If you have vested Points after you become a Retired Partner, a Holdback Amount shall still apply, but any AGM Shares acquired will not be subject to vesting and may be granted outside of the Apollo Global Management LLC 2007 Equity Incentive Plan (as the same may be amended, supplemented, modified or replaced from time to time, the “AGM 2007 Equity Incentive Plan”). However, such AGM Shares shall be subject solely to the transfer restrictions and other terms set forth in the Retired Partner Share Award Agreement. Notwithstanding anything to the contrary herein, if (i) following the distribution of a Holdback Amount to you and (ii) prior to the time of the acquisition of the applicable AGM Shares with respect to such Holdback Amount for you, you become a Retired Partner, then the AGM Shares (that would have otherwise been acquired with the Holdback Amount), or a portion thereof, as applicable, shall be forfeited to the same extent as AGM Shares would have been forfeited if purchased on the distribution date.
7.    In the case of any AGM Shares that are subject to mandatory repurchase by AGM from you pursuant to the provisions of the Restricted Share Award Agreement or the Retired Partner Share Award Agreement, as the case may be, the cash proceeds of such mandatory repurchase shall be contributed by AGM, as agent for you, to the Partnership for distribution to APH and, for all purposes of this Award Letter, such cash contribution shall be treated as contributed by you to the Partnership and will increase your Capital Account, but you shall not have any right to receive any distributions with respect to any such increase in your Capital Account.
8.    For purposes of calculating your Clawback Share and/or Partner Giveback Share, AGM Shares (including, for the avoidance of doubt, any AGM Shares that have previously vested, but excluding any such AGM Shares that have previously been mandatorily repurchased by AGM) shall be valued, without regard to any restrictions thereon and/or whether or not you still retain such AGM Shares, based on the purchase price of such AGM Shares as of the Grant Date.
9.    You will be required to open and maintain a transfer agent account with American Stock Transfer and a brokerage account with Morgan Stanley Smith Barney and/or any replacement transfer agent or brokerage firm selected by AGM (such brokerage firm, the “Designated Broker”) for the purpose of purchasing, holding and disposing of AGM Shares as described hereunder. For the purposes of purchasing any AGM Shares as required hereunder, you hereby designate AGM as your authorized agent to instruct the Designated Broker to purchase AGM Shares on your behalf (it being understood that AGM will have the right, but not the obligation, to do so). You hereby (i) agree to execute and deliver such additional documents, certificates and instruments, and perform such additional acts, as may be reasonably requested by AGM as may, in AGM’s determination, be necessary or advisable to carry out the provisions of this paragraph 9, and (ii) authorize AGM or its designee to open any of the foregoing accounts on your behalf.
V.    COF III Required Commitment
You acknowledge and agree that you are subject to the obligations set forth in the “Required Commitment” section of the Award Letter issued to you under the limited partnership agreement of Partner Pool LP and, as provided therein with respect to the Partnership, that breach of such obligations could lead to the forfeiture of your Points, your Required Commitment to Co-Investors (A) and the Fund, and your unvested AGM Shares.
VI.    Recoupment Policy
To the extent mandated by applicable law, stock exchange or accounting rule and as set forth in a written recoupment policy (e.g., with respect to compensation paid based on financial statements that are later found to have been materially misstated) adopted by AGM, AGM Shares awarded hereunder and amounts distributed in respect of Points shall be subject to such law or policy.
VII.    Bad Act and Designated Act
Each of the terms “Bad Act” and “Designated Act” shall have the meanings set forth in Annex B hereto.
VIII.    Restrictive Covenants
1.    You acknowledge and agree that your willingness to be bound by, and to abide by, the restrictions in favor of AGM regarding confidentiality, non-solicitation, non-interference, non-disparagement and non-competition set forth in Annex C hereto (collectively, the “Restrictive Covenants”), was a material factor in the decision to grant Points to you, and that such grant would not have occurred in the absence of such binding Restrictive Covenants. You hereby agree to the acknowledgements and covenants set forth on Annex C.
2.    If you materially breach any of your Restrictive Covenants in a jurisdiction where such Restrictive Covenant is invalid or unenforceable, the General Partner may elect to forfeit all or a portion of (i) your Points (whether vested or unvested), and/or (ii) any of your unvested AGM Shares.
3.    AGM will be subject to restrictions in favor of you regarding non-disparagement set forth in paragraph (f) of Annex C.
4.    The confidentiality and non-disparagement restrictions set forth in Annex C hereto shall survive indefinitely following your Termination.
IX.    Effect of Retirement
Required Commitment:
Upon your becoming a Retired Partner without Cause (as defined in the AGM 2007 Equity Incentive Plan) and other than by reason of a Bad Act, you shall, in your sole discretion, have the option as to whether to continue to fund the outstanding portion of your Required Commitment. Such option shall be exercised within 90 days following your Retirement Date, by notice in writing to the Partnership and the general partner of Co-Investors (A).
Retirement with Bad Acts:
Upon your becoming a Retired Partner by reason of a Bad Act, all of your Points (whether vested or unvested) and your unvested AGM Shares shall automatically be forfeited in full as of your Termination Date (as defined in Annex C), and Section 4.1(e) of the Partnership Agreement shall not apply to you, but Section 7.3(b) of the Partnership Agreement shall apply to you.
Other Termination:
Upon your Termination (other than due to your Bad Acts), you shall retain such number of Points as is equal to the product of (i) your Vesting Percentage and (ii) all of your Points. All of your Points that have not theretofore vested (taking into account any Points that vest upon your Termination) shall be forfeited.
X.    Forfeited Points
Upon your Termination, any unvested Points shall be forfeited. Subject to Section III, any forfeited Points shall be available to be reallocated.
XI.    [Reserved]
XII.    Miscellaneous
1.    No officer, director, employee or agent of AGM or any of its Affiliates shall be personally liable for any action, omission, determination, or interpretation taken or made with respect to the Partnership or any associated documentation.
2.    AGM may, in its sole discretion, decide to deliver any documents related to the Partnership Agreement and any associated documentation by electronic means or to request your consent to participate in any of the foregoing by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate therein through an online or electronic system established and maintained by AGM, an Affiliate or a third party designated thereby.
3.    By your acceptance of, and as a condition of the payment to you of, the initial distributions or other payments on or after the date hereof of any amounts hereunder and under the Partnership Agreement, and in accordance with the Credit Incentive Plan Commitment Letter previously executed by you, you acknowledge and agree that you are subject to this Award Letter, the Partnership Agreement and any other agreements referred to herein or therein and are bound by, and shall be treated as a party to, all of the foregoing agreements (including as the same may be amended or modified from time to time in accordance with their terms).
4.    This Award Letter shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws that would cause the laws of another jurisdiction to apply. Any dispute or controversy arising out of or relating to the Partnership, other than injunctive relief in the event of a breach or threatened breach of the Restrictive Covenants, will be settled exclusively by arbitration as provided in the Partnership Agreement, such that the provisions of Section 9.8(b) and 9.8(c) of the Partnership Agreement shall apply mutatis mutandis to this Award Letter. This Award Letter is binding on and enforceable against the General Partner, the Partnership and you. This Award Letter may be amended only with the consent of each party hereto. The Partnership or the General Partner may provide copies of this Award Letter to other Persons. This Award Letter may be executed by facsimile and in one or more counterparts, all of which shall constitute one and the same instrument.
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You have confirmed that the above correctly reflects our understanding and agreement with respect to the foregoing matters.

Very truly yours,

APOLLO CREDIT OPPORTUNITY
ADVISORS III (APO FC) LP

By:    Apollo Credit Opportunity
    Advisors III (APO FC) GP LLC,
its General Partner

By:
Name:
Title:

APOLLO CREDIT OPPORTUNITY
ADVISORS III (APO FC) GP LLC

By:
Name:
Title:

Restricted AGM Share Award Grant Notice
and Restricted AGM Share Award Agreement

Share Award Grant Notice
Share Award Agreement
(for Retired Partners)

Definitions
“Bad Act” means your:
(i)    commission of an intentional violation of a material law or regulation in connection with any transaction involving the purchase, sale, loan, pledge or other disposition of, or the rendering of investment advice with respect to, any security, asset, futures or forward contract, insurance contract, debt instrument or currency, in each case, that has a significant adverse effect on your ability to perform your services to AGM or any of its Affiliates;
(ii)    commission of an intentional and material breach of a material provision of a written Apollo Code of Conduct (other than any Apollo Code of Conduct adopted after the date of your admission to the Apollo Credit Opportunity Advisors III (APO FC) LP with the primary purpose of creating or finding “Bad Acts”);
(iii)    commission of intentional misconduct in connection with your performance of services for AGM or any of its Affiliates;
(iv)    commission of any misconduct that, individually or in the aggregate, has caused or substantially contributed to, or is reasonably likely to cause or substantially contribute to, material economic or reputational harm to AGM or any of its Affiliates (excluding any mistake of judgment made in good faith with respect to a portfolio investment or account managed by AGM or its Affiliates, or a communication made to the principals or other partners, in a professional manner, of a good faith disagreement with a proposed action by AGM or any of its Affiliates);
(v)    conviction of a felony or plea of no contest to a felony charge, in each case, if such felony relates to AGM or any of its Affiliates;
(vi)    fraud in connection with your performance of services for AGM or any of its Affiliates; or
(vii)    embezzlement from AGM or any of its Affiliates or interest holders;
provided, however, that:
(a)    you have failed to cure within 15 days after notice thereof, to the extent such occurrence is susceptible to cure, the items set forth in clauses (ii) and (iv); and
(b)    during the pendency of any felony charge under clause (v), AGM and its Affiliates may suspend payment of any distributions in respect of your Points, and if (I) you are later acquitted or otherwise exonerated from such charge, or (II) your employment or service with AGM or its applicable Affiliate does not terminate, then (A) AGM or its applicable affiliate shall pay to you all such accrued but unpaid distributions with respect to vested Points, with interest calculated from the date such distributions were suspended at the prime lending rate in effect on the date of such suspension, and (B) throughout the period of suspension (or until the date of termination of your employment or service, if earlier), distributions with respect to unvested Points shall continue to accrue, and Points shall continue to vest, in accordance with the terms and conditions set forth herein.
“Designated Act” means your:
(i)    intentional breach of any material provision of an award agreement or any other agreements of AGM or any of its Affiliates;
(ii)    failure to devote a significant portion of your time to performing services as an agent of AGM without the prior written consent of AGM, other than by reason of death or Disability; or
(iii)    suspension or other disciplinary action against you by an applicable regulatory authority;
provided, however, that you have failed to cure within 15 days after notice thereof, to the extent such occurrence is susceptible to cure, the item set forth in clause (i).
For purposes of this Annex B, the term “Affiliate” includes Portfolio Companies.

Restrictive Covenants
[˜]